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                                                                    EXHIBIT 23.2



                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of US Dataworks, Inc. (formerly known as Sonicport, Inc.) and subsidiary on Form S-3 of our report, dated June 7, 2002, except for Note 1, as to which the date is May 5, 2003, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB/A of US Dataworks, Inc. and subsidiary for the year ended March 31, 2003.

We also consent to the reference to our Firm under the caption "Experts" in such Prospectus, which is part of this Registration Statement.


/s/ Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
June 2, 2004